Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 6, 2025 to Prospectus dated February 21, 2023

Registration No. 333-269879

DOMINION ENERGY, INC.

FINAL TERM SHEET

May 6, 2025

2025 Series C 4.60% Senior Notes due 2028

Principal Amount:	$1,000,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2 (negative outlook) / BBB (stable outlook) / BBB+ (stable outlook)

Trade Date:	May 6, 2025

Settlement Date (T+5)**:	May 13, 2025

Final Maturity Date:	May 15, 2028

Interest Payment Dates:	May 15 and November 15

First Interest Payment Date:	November 15, 2025

Optional Redemption:	Make Whole Call at T+15 bps prior to April 15, 2028; Par Call on or after April 15, 2028

Benchmark Treasury:	3.750% due April 15, 2028

Benchmark Treasury Yield:	3.778%

Spread to Benchmark Treasury:	+87.5 bps

Reoffer Yield:	4.653%

Coupon:	4.60%

Price to Public:	99.853% of the principal amount

Proceeds to the Company Before Expenses:	99.503% of the principal amount

CUSIP/ISIN:	25746U DY2 / US25746UDY29

Joint Book-Running Managers:	BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated May 6, 2025, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BofA Securities, Inc.	1-800-294-1322 (toll-free)
J.P. Morgan Securities LLC	1-212-834-4533 (collect)
Wells Fargo Securities, LLC	1-800-645-3751 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Senior Notes will be made against payment for the Senior Notes on the Settlement Date, which will be the fifth business day following the date of this final term sheet (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this final term sheet or the next succeeding three business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.